Exhibit 99.1

NEWS RELEASE

CSL007005	4/17/07

Carlisle Companies to Acquire Insulfoam EPS Business

CHARLOTTE, NORTH CAROLINA, April 17, 2007… Carlisle Companies Incorporated (NYSE:CSL) announced today that it has entered into a definitive agreement to acquire Insulfoam from privately held Premier Industries of Tacoma, Washington for a purchase price of $160 million.  Insulfoam is a leading manufacturer of block molded expanded polystyrene (EPS) products used primarily as insulation in building and other construction applications.  With annual sales of approximately $200 million, Insulfoam has nearly 750 employees and operates from 13 production and fabrication facilities across the U.S.  The business will operate within Carlisle’s Construction Materials group.

EPS possesses outstanding attributes and insulating properties making it one of the most cost-effective construction materials for a wide range of applications.   Insulfoam’s broad product offering includes wall and door insulation, terrain stabilizer, concrete and wood building panels and architectural shapes.  Insulfoam also participates in the roofing insulation market, primarily in the single-ply segment.  Insulfoam’s technical capabilities in design, materials, code approvals and testing provide a strong foundation for the company’s continued development of EPS as an innovative material substitution in other industrial markets.  EPS products are environmentally friendly and readily recyclable.

The acquisition broadens Carlisle’s insulation portfolio and extends its reach into vertical areas of buildings where demands for energy efficiency and management will continue to increase.  The transaction is subject to customary closing conditions and is expected to close by April 30, 2007.  Carlisle expects the acquisition to be accretive in 2007.

Rick McKinnish, Carlisle’s President and CEO, said “Insulfoam and its talented people will be an excellent addition to our Construction Materials group.  This consistently profitable business brings leadership in niche markets in which Carlisle already participates and will enhance Carlisle’s offerings for energy-efficient construction products.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and data transmission industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com